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                                                                     EXHIBIT 8.1

                                  [LETTERHEAD]

                                                              April 1, 1997

Norwest Integrated Structured Assets, Inc.
7485 New Horizon Way
Frederick, Maryland 21703

    Re: Mortgage Asset-Backed Pass-Through Certificates

Gentlemen:

  We have acted as your counsel in connection with the registration statement (File No. 333-17801) filed, pursuant to the Securities Act of 1933, as amended (the "Act"), with the Securities and Exchange Commission (the "Commission") on December 13, 1996, as amended, by Pre-Effective Amendment No. 1 to the registration statement filed with the Commission on February 11, 1997, Pre-Effective Amendment No. 2 to the registration statement, filed with the Commission on March 17, 1997 and Pre-Effective Amendment No. 3 to the registration statement to be filed on the date hereof (as amended, the "Registration Statement"). Capitalized terms used and not otherwise defined herein have the respective meanings ascribed to such terms in the Registration Statement.

  In rendering the opinion set forth below, we have examined and relied upon the following: (1) the Registration Statement, the Prospectus and the form of Prospectus Supplement constituting a part thereof, each substantially in the form being filed with the Commission; (2) the form of the Pooling and Servicing Agreement, substantially in the form previously filed with the Commission; and
(3) such other documents, materials, and authorities as we have deemed necessary in order to enable us to render our opinion set forth below.

  As counsel to Norwest Integrated Structured Assets, Inc. (the "Company"), we have advised the Company with respect to certain federal income tax aspects of the proposed issuance of the Certificates. Such advice has formed the basis for the description of material federal income tax consequences for holders of the Certificates that appears under the heading "Material Federal Income Tax Consequences" in the Prospectus and under the headings "Summary Information-- Federal Income Tax Status" and "Material Federal Income Tax Consequences" in the form of Prospectus Supplement. Such description do not purport to discuss all possible federal income tax ramifications of the proposed issuance of the Certificates, but, with respect to those federal income tax consequences that are discussed, in our opinion, the description is accurate in all material respects.

  This opinion is based on the facts and circumstances set forth in the Prospectus and the Prospectus Supplement and in the other documents reviewed by us. Our opinion as to the matters set forth herein could change with respect to a particular Series of Certificates as a result of changes in facts and circumstances, changes in the terms of the documents reviewed by us, or changes in the law subsequent to the date hereof. As the Registration Statement contemplates Series of Certificates with numerous different characteristics, the particular characteristics of each Series of Certificates must be considered in determining the applicability of this opinion to a particular Series of Certificates. The opinion contained in each Prospectus Supplement and Prospectus prepared pursuant to the Registration Statement is, accordingly, deemed to be incorporated herein.

  We hereby consent to the filing of this letter as an Exhibit to the Registration Statement and to the references to our firm under the heading "Material Federal Income Tax Consequences" in the Prospectus. This consent is not to be construed as an admission that we are a person whose consent is required to be filed with the Registration Statement under the provisions of the Act.

                                      Very truly yours,

                                      /s/ Cadwalader, Wickersham & Taft

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